Exhibit 10.1

Name:
Department:
Division:

Congratulations! We are pleased to provide you with a long-term incentive opportunity under the CME Group Inc. Third Amended and Restated Omnibus Stock Plan (the “Plan”). This long-term incentive opportunity is in recognition of the anticipated positive impact you will make toward the future success of the company. Your grant provides you with the opportunity to earn a range of performance shares based on the achievement of the performance goals set forth below. If earned, the ultimate payout for achieving the performance goals will be in the form of CME Group Inc. stock, which is a means for you to share in the success of the overall company. Certain terms of your long-term incentive opportunity follow:

Performance Share Terms

Performance Shares:
Your grant has a target of [ ] Performance Shares for the achievement of Performance Goals at the target levels. Actual shares earned will be dependent on performance against the Performance Goals as set forth below.

Grant Date:	[ ]
Performance Period:	[ ]
Performance Goals:	(1) [ ]
(2) [ ]
Payment and Vesting Schedule:
Performance Shares that are earned, if any, shall be settled in Class A common stock, $0.01 par value of CME Group Inc., which shall be issued as soon as administratively practicable after the Performance Period has ended and after the Compensation Committee and/or its delegate confirms that the Goals have been attained. The Goals shall not be deemed to be attained until the Compensation Committee and/or its delegate confirms that they have been attained. The Performance Shares earned shall be based on the actual performance achieved under the Performance Goals during the Performance Period and issued in accordance with the Terms and Conditions attached hereto. Such shares based on [ ] performance and [ ] performance shall become vested on the payout date in [ ], except as otherwise provided by the terms and conditions in the Plan.

Additional Terms and Conditions:	The Performance Shares granted are subject to the Terms and Conditions attached hereto, as well as the terms and conditions set forth in the Plan.

Your equity grant has a total planned economic value of [ ] which is [ ] of your current base salary. The planned value was used to calculate the number of shares granted, using the closing stock price on the grant date.

To be eligible to receive this grant, you must have signed a Confidentiality, Non-Competition and Non-Solicitation Agreement. In addition to the terms stated in this grant letter, your equity grant shall be subject to the terms and conditions of the Plan. All documents relating to the Plan, including the Plan Document, Prospectus, and any other supplemental documents can be accessed online by logging on to your E*TRADE account at www.etrade.com/stockplans or by calling E*TRADE at 800-838-0908 or +1-650-599-0125 if outside the U.S. A copy of the current CME Group Form 10-K can be found at: http:// investor.cmegroup.com/investor-relations/financials.cfm. Please certify your W-9 (or W-8BEN if outside the U.S.) upon activation of your E*TRADE account.

By accepting this equity grant, you hereby agree to the terms and conditions of the Plan (which are subject to change at any time pursuant to the terms of the Plan) and of the Confidentiality, Non-Competition and Non-Solicitation Agreement previously signed by you. In addition, you acknowledge and agree that you are receiving this grant pursuant to CME Group’s Equity Program, which is in place at the discretion of CME Group. Accordingly, your receipt of this grant and your eligibility for any future grants are subject to the continued existence of the Equity Program.

No Right to Future Grants; No Right of Employment; Extraordinary Item: In accepting the grant, you acknowledge that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Company at any time, as provided in the Plan and this Award Agreement; (b) the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of Awards, even if Awards have been granted repeatedly in the past; (c) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) the Award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company and which is outside the scope of your employment or employment contract, if any; (f) the Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) in the event that you are an employee of an affiliate or subsidiary of the Company, the grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant will not be interpreted to form an employment contract with the affiliate or subsidiary that is your employer; (h) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (i) no claim or entitlement to compensation or damages arises from forfeiture or termination of the Award or diminution in value of the Award or the Shares and you irrevocably release the Company, its affiliates and/or its subsidiaries from any such claim that may arise; (j) to the extent the Award shall be included in the calculation of vacation pay under applicable law, the final amount received from the vested shares, if any, includes such vacation pay (i.e. vacation pay is not payable on top of the amount received from the vested shares); (k) at the time of vesting the Company will either withhold and sell shares to meet any tax withholding obligations, or determine another appropriate method (determined by the Company in its sole discretion) to meet such obligations; (l) the Company may share personal information with E*Trade and any of its other third party providers who assist with the administration of the Equity Program as necessary to effect the issuance and vesting of the Awards; and
(m) notwithstanding any terms or conditions of the Plan to the contrary, once notice of termination of employment has been given by either party you are no longer eligible to receive Awards. Further, in the event of termination of your employment for any reason other than death or Disability (as defined in the Plan), your right to vest in the Awards under the Plan, if any, will terminate effective as of the date that you are no longer employed.

TERMS AND CONDITIONS

1.Performance Shares Earned. The number of Performance Shares earned, if any, will be based on the actual performance achieved during the Performance Period relative to each Performance Goal. This determination shall be made in accordance with the following schedules:
a.Goal 1 – [ ]% of Performance Shares at Target:

[Goal 1 Performance Achievement]	Performance Shares Earned
[Maximum]	200% of Target Performance Shares
[Target]*	100% of Target Performance Shares*
[Threshold]	50% of Target Performance Shares
[Below Threshold]	0% of Target Performance Shares
Note: If actual performance falls between any of the levels above, then straight-line interpolation will be applied to determine the number of shares earned.

* In the event that CME Group’s absolute TSR for the three-year performance period is negative, the maximum payout on these performance shares is at the target level (100%), regardless of the company's performance relative to the S&P 500.

b.Goal 2 – [ ]% of Performance Shares at Target:

[Goal 2 Performance Achievement]	Performance Shares Earned
[Maximum]	200% of Target Performance Shares
[Target]	100% of Target Performance Shares
[Threshold]	50% of Target Performance Shares
[Below Threshold]	0% of Target Performance Shares
Note: If actual performance falls between any of the levels above, then straight-line interpolation will be applied to determine the number of shares earned.

2.Eligibility to Receive Grant and Condition of Receipt of Performance Shares. Notwithstanding any other eligibility requirements specified in this grant or in the Plan, in order to be eligible to receive this award and as a condition of receipt of payment of any earned Performance Shares under this award, you must have entered into an agreement with the Company containing certain post- termination of employment restrictions. The post-termination employment restrictions applicable to you are set forth in the Confidentiality, Non-Competition and Non-Solicitation Agreement previously signed by you, which is incorporated herein by reference.

3.Eligibility to Receive Performance Shares. Notwithstanding any other eligibility requirements specified in this grant or in the Plan, in order for you to be eligible to receive payment of any earned Performance Shares after the end of the Performance Period, you must remain employed through the payout date.

4.Termination of Service. If your employment is terminated by reason of Death or Disability (as defined in the Plan), your eligibility for payment of the Performance Shares is governed by the terms of the Plan. If your employment is terminated by reason of your Retirement (as defined below), 25% of your unvested Performance Shares will continue vesting and you will be eligible for payment based on actual performance against the Performance Goals after the Performance Period has ended. To be eligible for this continued vesting upon Retirement, each of the following conditions must be met:
•You are at least 55 years old with 10 years of service1 at a CME Group company on your Retirement date;
•You provide at least 6 months’ advanced written notice of your desire to retire to the Chairman and Chief Executive Officer;
•Your Retirement date and transition plan must be approved by the Chairman and Chief Executive Officer; and
•You remain employed through your approved Retirement date and successfully transition responsibilities, as determined by the Chairman and Chief Executive Officer upon your Retirement date.

If your employment is terminated for any other reason, any Performance Shares that are not vested and paid out will be forfeited.

5.IRS Code Section 409A. This grant is intended to be exempt from or to comply with IRS Code Section 409A and will be interpreted consistent with such intention.

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1 “Year of Service” means each twelve (12) consecutive-month period, which is measured from an employee’s most recent date of hire